Exhibit 10.5

TERRITORIAL SAVINGS BANK

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

WITH RALPH NAKATSUKA

WHEREAS, Territorial Savings Bank (the “Bank”) has entered into an employment agreement (the “Employment Agreement”) with Ralph Nakatsuka (the “Executive”) on October 29, 2008; and

WHEREAS, in connection with the Bank’s conversion from a federally chartered stock savings bank to a Hawaii-chartered savings bank effective June 25, 2014, the parties to the Employment Agreement wish to amend the Employment Agreement in order to update the definition of “change in control” and other provisions with appropriate regulatory cross-references and to update the provisions regarding the continuation of non-taxable medical and dental coverage in the event of termination of employment due to changes in the law under the Affordable Care Act; and

WHEREAS, pursuant to Section 12 of the Employment Agreement, the parties may amend the Employment Agreement by a document made in writing and signed by both parties.

NOW THEREFORE, the Employment Agreement is hereby amended as follows:

1.                        Section 7(b) of the Employment Agreement is amended as follows, to delete the reference to the Office of Thrift Supervision (“OTS”):

(b)                           Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company. Further, Executive may disclose information regarding the business activities of the Company to any regulatory or judicial body pursuant to a formal regulatory request or subpoena.

2.                        Section 8(b)(ii) of the Employment Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding anything herein contained to the contrary, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within thirty (30) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.”

3.                        Section 8(c)(iii) of the Employment Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding anything herein contained to the contrary, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within thirty (30) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.”

4.                        Section 9(a)(i) of the Employment Agreement is amended to read as follows:

(i)                               there occurs a change in control of the Company or the Bank within the meaning of the Home Owners Loan Act of 1933, as applied to the Company (at 12 C.F.R. §238.4) or to the Bank (at 12 C.F.R. Part 174) (or any successor regulation of either), as if it were a federally chartered institution.

5.                        Section 9(c)(ii) of the Employment Agreement is amended by adding the following at the end thereof:

“Notwithstanding anything herein contained to the contrary, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within thirty (30) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.”

6.                        Section 10(a) is deleted in order to eliminate the reference to the former OTS limitations on compensation.

7.                        The last sentence of Section 16 of the Employment Agreement is amended to read as follows:

“Indemnification under this Section 16 shall be made in accordance with 12 C.F.R. §145.121 or any successor thereto.”

8.                        Section 18(e) of the Employment Agreement is amended to read as follows, to eliminate references to the OTS and to insert references to the Office of the Comptroller of the Currency and to the Federal Deposit Insurance Corporation:

(e)                            All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Comptroller of the Office of the Comptroller of the Currency (the “OCC”) (or his designee) or the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Comptroller of the OCC (or his designee) at the time the Comptroller (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

IN WITNESS WHEREOF, the Bank and the Executive have adopted this Amendment, on the date set forth below.

TERRITORIAL SAVINGS BANK

9/24/14	By	/s/ Kirk Caldwell
Date	Its	Compensation Committee Chairman

EXECUTIVE

9/24/14	/s/ Ralph Nakatsuka
Date	Ralph Nakatsuka